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                                                                    Exhibit 10.1





TO:           DAVID G. LODGE
FROM:         PATRICK W. BEVACK
DATE:         DECEMBER 18, 1997
SUBJ:         INCENTIVE PAY PLAN

Commencing Oct. 1, 1997, the Bank will share increases in profits generated by the following areas supervised by Mr. Bevack: Residential Lending, Construction Lending, Mortgage Servicing, and Commercial Real Estate Loan Servicing. Mr. Bevack will be responsible for determining the distribution of shared profits within his group based on his individual agreements with each of the individuals reporting to him. The only exception is that he will not make any distributions to any persons other than his direct reports, without first obtaining approval of the President of the Bank that such distributions are not objectionable to the Bank.

The standards against which increased profits will be measured are the Division Profitability Reports prepared by the Bank's Accounting Department. The method and assumption used by this report shall not be modified for this purpose without mutual agreement of the President (David G. Lodge) and the Executive Vice President (Patrick W.
Bevack).

Calculation of Shared Amount:
----------------------------

A. The contribution to overhead from the Accounting Department's Division Profitability Report will be averaged for the first nine (9) months of 1997, to arrive at an average quarterly profitability for the Residential Lending, Construction Lending, Mortgage Servicing and Commercial Real Estate Servicing Departments, hereafter called the "Mortgage Banking Unit". This will be the "base quarterly profitability" which will be used in future calculations.

B. As soon as practical at the end of each quarter, but no later than forty-five (45) days after the end of the quarter, the Accounting Department will complete their Division Profitability Report for the preceding quarter. An "actual quarterly profitability" number will be calculated for each area in the Mortgage Banking Unit.

C. The amount by which the actual quarterly profitability is greater than the base quarterly profitability for each area within the Mortgage Banking Unit is the "profit improvement". This quarterly profit improvement will be shared 80% to Metropolitan Savings Bank and 20% to the Mortgage Banking Unit based on profit improvement for Construction Lending, Mortgage Service and Commercial Real Estate Servicing. For the Residential Lending area the quarterly improvement will be multiplied by 5% until the actual quarterly profitability amount is positive. When the Residential Lending area is making a contribution to overhead, this amount will be multiplied by 20%. The resultant amount of 5% of the improvement up to a positive contribution and the 20% of improvement above this amount for Residential Lending plus the 20% of the quarterly improvement for Construction Lending, Mortgage Service and Commercial Real Estate Servicing will be the resultant shared profit. This shared profit will be distributed to the individuals in the Mortgage Banking Unit based on instructions provided to the Payroll Department by Mr. Bevack.


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D.        The shared profit shall be earned on the last day of each quarter and paid within sixty (60) days of the end of each quarter.

         In addition, should Mr. Bevack's employment be terminated for any reason other than cause, he will be entitled to a lump sum payment equal to the shared profit for the immediately preceding quarter. Cause is defined as gross misconduct and does not apply to Bank restructures, change of ownership, layoffs, or changes of company emphasis.

E. Annual salary increases will still be in effect, however, more emphasis will be placed on increasing profitability and the resulting shared amount.

F. Although expenses will be changed on the Division Profitability Report directly to the unit, standard procedures for the proper documentation of legitimate expenses will be required.


PWB:ck





/s/ David G. Lodge                           /s/ Patrick W. Bevack
----------------------------------           ----------------------------------
    David G. Lodge / Date                        Patrick W. Bevack / Date


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